Exhibit 99.1

For Immediate Release

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:

Mary Olivieri, Community Relations Director

Phone: 989-779-6309 Fax: 989-775-5501

ISBA Announces Third Quarter 2012 Earnings

Mt. Pleasant, Michigan, October 25, 2012- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s net income for third quarter 2012 was $3.46 million, a 37.67% increase over the same period in 2011. The Corporation paid a $0.20 per share cash dividend in the third quarter of 2012. Based on the Corporation’s average stock price of $23.17 for the month of September 2012, the annualized cash dividend yield was 3.45%.

The Corporation’s net income for the first nine months of 2012 was $9.70 million, a $2.20 million or 29.28% increase over the same period in 2011. This increase was primarily the result of strategic restructuring of the investment securities and borrowings in the first quarter and a significant increase in the gains on sale of long term fixed rate residential mortgages on the secondary market. On September 30, 2012, the Corporation’s total assets were $1.39 billion and assets under management—which included loans sold and serviced, and assets managed by the Corporation’s Investment and Trust Services Department of $626 million—were $2.02 billion.

The Corporation’s loan quality remains strong as evidenced by its low percentage of loans classified as “nonperforming.” As of September 30, 2012, the ratio of “nonperforming” loans to total loans for the Corporation was 0.98%. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 2.46% as of June 30, 2012 (peer group ratios are not yet available for September 30, 2012). In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 14.60% at September 30, 2012 is considered to be exceptionally sound when compared to the 8.00% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended September 30, 2012, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.